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                                   Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-11067, 333-15907, 333-17021, 333- 23035, 333- 37247,
333-37383, 333-41603 and 333-58045) of General Growth Properties, Inc., the Registration Statements (Form S-8 Nos. 33-79372, 333-07241, and 333-28449) pertaining to the General Growth Properties, Inc. 1993 Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-11237) pertaining to the General Growth Management Savings Plan, of our report dated October 22, 1998 with respect to the Statement of Revenue and Certain Expenses of Coastland Center for the year ended December 31, 1997 included in this current report on Form 8-K/A.

Ernst and Young LLP

Chicago, Illinois
November 9, 1998


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